UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2006

Gensym Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-2796	04-2932756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Second Avenue Burlington, MA	01803-4411
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 265-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 25, 2006, Gensym Corporation entered into an employment letter agreement with Lowell B. Hawkinson defining the terms of his at-will employment with Gesnym as President and Chief Executive Officer. Under the terms of the employment letter agreement, Mr. Hawkinson will receive an annual base salary of $287,500 and will participate in a bonus plan with an annual incentive bonus of up to 50% of his annual base salary. The employment letter agreement provides that Mr. Hawkinson’s 2006 bonus will become immediately payable upon a change of control of Gensym. The new employment letter agreement terminated the employment offer letter between Gensym and Mr. Hawkinson dated August 16, 2004. Mr. Hawkinson’s employment offer letter is attached as Exhibit 10.1 to this Current Report on Form 8-K and the information set forth therein is incorporated by reference.

On January 25, 2006, Gensym granted to Mr. Hawkinson an option to purchase 300,000 shares of Gensym’s common stock, with an exercise price per share of $1.80, and entered into a stock option agreement with Mr. Hawkinson to evidence the option grant. The option vests in three equal annual installments, commencing January 13, 2007, and vests fully upon a change of control of Gensym. All vesting is subject to Mr. Hawkinson’s continued service as Gensym’s Chief Executive Officer. Mr. Hawkinson’s stock option agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and the information set forth therein is incorporated by reference.

Also on January 25, 2006, Gensym entered into severance benefits agreement with Mr. Hawkinson. Pursuant to the severance benefits agreement, in the event that Mr. Hawkinson is discharged from employment by Gensym without cause (as defined in the severance benefits agreement), he will be entitled to receive his base salary in effect on the date his employment is terminated and certain other benefits for a severance period of one year. Under the terms of the severance benefits agreement, Mr. Hawkinson is not entitled to severance benefits if his employment is terminated for cause, as a result of his death or disability or due to his own resignation. The new severance benefits agreement terminated the severance benefits agreement between Gensym and Mr. Hawkinson dated August 30, 2004. Mr. Hawkinson’s severance benefits agreement is attached as Exhibit 10.3 to this Current Report on Form 8-K and the information set forth therein is incorporated by reference.

Also on January 25, 2006, the compensation and corporate governance committee of Gensym’s board of directors recommended and the independent directors of the board of directors approved a 2006 executive bonus plan for Mr. Hawkinson. The maximum bonus provided in Mr. Hawkinson’s 2006 executive bonus plan is $143,750. The bonus payment under the 2006 executive bonus plans is based on the achievement of specific revenue and GAAP net income objectives by Gensym in accordance with the operating plan approved by the board of directors. Mr. Hawkinson’s bonus will be based 10.4% on the achievement by Gensym of specified GAAP net income objectives for the first three quarters of 2006, 62.6% on the achievement by Gensym of specified revenue growth (compared to 2005) objectives for full-year 2006 and 27.0% on the achievement by Gensym of specified GAAP net income objectives for full-year 2006.

Payment under the 2006 executive bonus plan is contingent on Mr. Hawkinson’s continued employment for the remainder of 2006 and through the time of payment. However, Mr. Hawkinson’s 2006 bonus will become immediately payable upon a change of control of Gensym. Mr. Hawkinson must receive 10%, and may elect to receive up to 100%, of his bonus under the 2006 executive bonus plan in shares of Gensym’s common stock in lieu of cash.

Finally, on January 25, 2006, the compensation and corporate governance committee of Gensym’s board of directors recommended and the board of directors determined that no bonus award would be paid to Kim Mayyasi, Gensym’s former President and Chief Executive Officer, under Mr. Mayyasi’s 2005 executive bonus plan.

Item 1.02.	Termination of a Material Definitive Agreement

As discussed above in Item 1.01, on January 25, 2006 Gensym entered into a new employment letter agreement and new severance benefits agreement with Lowell Hawkinson, Gensym’s Chairman and Chief Executive Officer. The new agreements terminated Mr. Hawkinson’s employment offer letter with Gensym dated August 16, 2004 and Mr. Hawkinson’s severance benefits agreement with Gensym dated August 30, 2004.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENSYM CORPORATION

Date: January 30, 2006	By:	/s/ STEPHEN D. ALLISON
	Name:	Stephen D. Allison
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Offer Letter, dated January 25, 2006, between Gensym Corporation and Lowell B. Hawkinson

10.2	Stock Option Agreement, dated January 25, 2006, between Gensym Corporation and Lowell B. Hawkinson

10.3	Severance Benefits Agreement, dated January 25, 2006, between Gensym Corporation and Lowell B. Hawkinson